Exhibit 99.2

FOR IMMEDIATE RELEASE

CONTACT:
Randall E. Black
Chief Executive Officer & President
570-662-2121

CITIZENS FINANCIAL SERVICES, INC. HOLDS ANNUAL MEETING
Mansfield, Pennsylvania, April 26, 2021 – Citizens Financial Services, Inc (OTCPink: CZFS), the holding company for First Citizens Community Bank (the “Bank”), held its 2021 Annual Meeting of Shareholders (the “Annual Meeting”) on April 20, 2021 via live webcast at the Tioga County Fairgrounds Main Building, 2258 Charleston Road, Wellsboro, Pennsylvania.
At the Annual Meeting, the following four Class 1 directors were duly elected by the Company’s shareholders to serve for three-year terms and until their successors are duly elected and qualified: Robert W. Chappell, Roger C. Graham, Jr., E. Gene Kosa, and R. Joseph Landy.  The Class 1 directors will serve until the Company’s 2024 Annual Meeting of Shareholders.
The following directors’ terms expire in 2022 and 2023, as applicable: Thomas E. Freeman, Christopher W. Kunes, David Z. Richards, Jr., Alletta M. Schadler, Randall E. Black, R. Lowell Coolidge, Rinaldo A. DePaola, and Mickey L. Jones. Accordingly such directors did not stand for election this year and are continuing as directors until the expiration of their respective terms.
Additionally, shareholders voted in favor:
•	to ratify the appointment of S.R. Snodgrass, A.C., Certified Public Accountants, as the independent auditor for the Company for the fiscal year ending December 31, 2021;
•	to approve the compensation of the Company’s named executive officers as disclosed in the Company’s Definitive Proxy Statement filed on March 11, 2021;
•	to amend Article Tenth of the Company’s Restated Articles of Incorporation to remove the limitation on the annual increase in the number of directors (the “Board Composition Charter Amendment”);
•
to amend Article Fifteenth of the Company’s Restated Articles of Incorporation to provide for the advancement of expenses in connection with legal action against directors, officers, employees or agents of the Company (the “Expense Advancement Charter Amendment”); and

•
To amend Article Sixteenth of the Company’s Restated Articles of Incorporation to revise the voting standard to approve merger transactions to a majority of votes cast (the “Extraordinary Transaction Approval Charter Amendment” and, together with the Board Composition Charter Amendment and the Expense Advancement Charter Amendment, the “Amendments”).

The Amendments became effective upon the filing and acceptance of the Amendments with the Pennsylvania Department of State on April 23, 2021.